Exhibit (n)(2)

                                                                   July 27, 2007

BlackRock Multi-Strategy Hedge Opportunities LLC
100 Bellevue Parkway
Wilmington, Delaware 19809

           Re:   BlackRock Multi-Strategy Hedge Opportunities LLC
                 ------------------------------------------------

Ladies and Gentlemen:

      We refer to our opinion to you dated September 3, 2004 (the "Opinion") concerning the valid issuance of Units of the Fund. We hereby consent to the filing of the Opinion as an exhibit to Post-Effective Amendment No. 5 to the Fund's Registration Statement on Form N-2 under the Securities Act of 1933 as filed on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. In giving this consent, we do not undertake to, and have not, updated our Opinion in any respect. Our Opinion continues to speak only as of the date thereof and is based on our understandings and assumptions as to the facts on such date and our review of the documents referenced in the Opinion and the application of the Delaware law as the same existed on the date of the Opinion. Capitalized terms used herein and not otherwise herein defined are used as defined in the Opinion.

                                           Very truly yours,

                                           MORRIS, NICHOLS, ARSHT & TUNNELL LLP



                                           Louis G. Hering